Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF
13.00% SERIES A REDEEMABLE CONVERTIBLE
PREFERRED STOCK,
PAR VALUE $0.0001 PER SHARE, OF
RIMINI STREET, INC.

_______________________

Pursuant to Sections 151 and 103 of the
General Corporation Law of the State of Delaware
_______________________

RIMINI STREET, INC., a corporation organized and existing under the laws of the State of Delaware (and any successor thereof, the “Company”), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company (the “Board of Directors”) has duly approved and adopted the following resolution on June 16 and June 29, 2018:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of 180,000 shares of Preferred Stock, par value $0.0001 per share, having the voting powers and such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions that are set forth in this resolution of the Board of Directors pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation as follows:

Section 1         Designation. The designation of the series of preferred stock of the Company is “13.00% Series A Redeemable Convertible Preferred Stock,” par value $0.0001 per share (the “Series A Preferred Stock”). Each share of the Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock. The Series A Preferred Stock shall be perpetual.

Section 2         Number of Shares. The authorized number of shares of Series A Preferred Stock is 180,000 shares. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Company or converted into another class or series of Capital Stock shall not be reissued as shares of Series A Preferred Stock.

Section 3         Defined Terms and Rules of Construction.

(a)       Definitions. As used herein with respect to the Series A Preferred Stock:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under direct or indirect common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement Among Noteholders” means that certain Agreement Among Noteholders, dated as of the date hereof, among the holders from time to time party thereto, the Company, and Victory Park Management, LLC, as administrative agent.

“Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 under the Exchange Act.

“Board of Directors” shall have the meaning ascribed to it in the preamble.

“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York or Chicago, Illinois generally are authorized or obligated by law, regulation or executive order to close.

“Bylaws” shall mean the Amended and Restated Bylaws of the Company in effect on the date hereof, as they may be amended from time to time.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Company.

“Cash Dividend” shall have the meaning ascribed to it in Section 4(b).

“Cash Dividend Rate” shall mean 10.00% per annum.

“Certificate of Designations” shall mean this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” shall have the meaning ascribed to it in the preamble.

“Change of Control” shall mean the occurrence of any of the following:

(1) any Person shall Beneficially Own, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, shares of the Company’s Capital Stock entitling such Person to exercise more than 50% of the total voting power of all classes of Voting Stock of the Company, other than an acquisition by the Company, any of the Company’s Subsidiaries or any of the Company’s employee benefit plans (for purposes of this clause (1), “Person” shall include any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act); or

(2) the Company (i) merges or consolidates with or into any other Person, another Person merges with or into the Company, or the Company conveys, sells, transfers or leases all or substantially all of the Company’s assets to another Person or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, in each case other than a merger or consolidation:

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(A) that does not result in a reclassification, conversion, exchange or cancellation of the Company’s outstanding Common Stock; provided that the holders of the Common Stock outstanding immediately prior to such transaction hold the majority of the Common Stock immediately following such transaction;

(B) which is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of the Common Stock solely into shares of common stock of the surviving entity; or

(C) where the Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Close of Business” shall mean 5:00 p.m., Eastern Time, on any Business Day.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the Nasdaq Market on such date. If the Common Stock is not traded on the Nasdaq Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Market Group, Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for such purpose.

“Code” shall mean the Internal Revenue Code of 1986, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

“Commission” shall mean the U.S. Securities and Exchange Commission, including the staff thereof.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

“Company” shall have the meaning ascribed to it in the preamble.

“Company Conversion Trigger Date” shall mean any Trading Day after July 19, 2021 as of which the VWAP of the Common Stock has exceeded $11.50 (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) on 30 of the immediately preceding forty-five (45) consecutive Trading Days.

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“Debt Documents” shall mean any agreement of the Company and/or its Subsidiaries for unsecured borrowed money in an aggregate principal amount in excess of $25 million (with “principal amount” for purposes of this definition to include undrawn committed or available amounts), together with any related collateral, guarantee and security documents, entered into by the Company and/or its Subsidiaries from time to time, in each case, as may be amended, supplemented, restated, renewed, replaced, refinanced or otherwise modified from time to time. For the avoidance of doubt, (x) obligations under multiple agreements may not be aggregated for purposes of satisfying the definition of Debt Documents, (y) mortgages, real estate leases, capital lease obligations, purchase money agreements, sale-leaseback transactions, equipment financing, inventory financing, letters of credit and receivables financing shall be eligible to constitute Debt Documents and (z) interest rate swaps, currency or commodity hedges and other derivative instruments shall be eligible to constitute Debt Documents measured on the basis of liability to the Company determined as of the date of the most recent quarterly or annual balance sheet of the Company, and not based on notional amount.

“Dividend Payment Date” shall mean January 1, April 1, July 1 and October 1 of each year; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series A Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day.

“Dividend Period” shall mean the period commencing on and including a Dividend Payment Date and shall end on and include the day immediately preceding the next Dividend Payment Date; provided that the initial Dividend Period shall commence on and include the Original Issue Date and shall end on and include the day immediately preceding the first Dividend Payment Date.

“Dividend Record Date” shall have the meaning ascribed to it in Section 4(a).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated by the SEC thereunder.

“Exchange Property” shall have the meaning ascribed to it in Section 9(a).

“Fundamental Change” shall mean the occurrence of any of the following: (1) a Change of Control or (2) the Company, within the meaning of Title 11 of the U.S. Code or any similar federal or state law for the relief of debtors, (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a custodian receiver of it for all or substantially all of its property or (d) makes a general assignment for the benefit of its creditors.

“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

“Governmental Authority” shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative (including any office of a district attorney, attorney general or the like).

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“Internal Reorganization Event” shall have the meaning ascribed to it in Section 9(d).

“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock that ranks junior to the Series A Preferred Stock (1) as to the payment of dividends or (2) as to the distribution of assets on any liquidation, dissolution or winding up of the Company, or both.

“Liquidation Preference” shall initially mean $1,000 per share of Series A Preferred Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization); provided, however, that to the extent that the Company does not declare and pay a dividend on a Dividend Payment Date pursuant to Section 4(b) and (c), an amount equal to the Preferred Dividend shall be added to the Liquidation Preference of such share on the applicable Dividend Payment Date.

“MAE Redemption Date” shall have the meaning ascribed to it in Section 6(b)(4).

“Mandatory Redemption Date” shall have the meaning ascribed to it in Section 6(b)(1).

“Material Adverse Effect” shall mean any condition, change, event, occurrence or effect (including, without limitation, a Ruling or Proceeding) that, individually or in the aggregate with all other conditions, changes, events, occurrences or effects, is or would reasonably be expected to be materially adverse to the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company; provided, however, in respect of the preceding, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on or in respect of the Company: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) any change generally affecting any of the industries in which the Company operates or the economy as a whole, including any change in commodity prices, (d) the announcement, pendency or consummation of the transactions contemplated by the Transaction Documents, (e) compliance with the terms of this Agreement or the taking of any action required by the transactions contemplated by the Transaction Documents, (f) any natural disaster, (g) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions, (h) any Ruling or Proceeding that is not reasonably expected to materially and adversely impact the Company’s ability to service its existing clients, offer or sell its existing services to new clients (in each case, as of the time of the Ruling or during the pendency of the Proceeding), or any subpoena for documents or other information requested by an enforcement agency of a Governmental Authority against the Company or an executive officer of the Company related to an investigation, (i) any change in trading price or trading volume of the Common Stock or (j) any failure of the Company to meet any projections, forecasts or publicly provided financial guidance, provided that clauses (i) or (j) shall not preclude a determination that any change or effect underlying such change in trading price or trading volume or failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).

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“Material Litigation Effect” shall mean, with respect to any Proceeding, (a) any Ruling, and/or (b) the delivery of notice to the Investors pursuant to Section 8.19(b) of the Purchase Agreement, in each case, that, individually or in the aggregate with all other conditions, changes, events, occurrences or effects arising out of, resulting from or related to the items set forth in clauses (a) or (b),  is or would reasonably be expected to be materially adverse to the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Company.

“Original Issue Date” shall mean, with respect to any share of Series A Preferred Stock, July 19, 2018 or, if such share of Series A Preferred Stock is issued thereafter, on the date of issuance of such share of Series A Preferred Stock.

“Parity Stock” shall mean any class or series of Capital Stock (other than the Series A Preferred Stock) that ranks equally with the Series A Preferred Stock both (1) in the priority of payment of dividends and (2) in the distribution of assets upon any liquidation, dissolution or winding up of the Company (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Per Share Amount” shall have the meaning ascribed to it in Section 7(a).

“Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“PIK Dividend” shall have the meaning ascribed to it in Section 4(b).

“PIK Dividend Rate” shall mean 3.00% per annum.

“Preferred Dividend” shall have the meaning ascribed to it in Section 4(b).

“Preferred Stock” shall mean any and all series of preferred stock of the Company, par value $0.0001 per share, including the Series A Preferred Stock.

“Proceeding” shall mean (i) any suit, litigation, arbitration, action, claim, charge, complaint, or (ii) any audit, investigation, inquiry or proceeding, in each case, before a Governmental Authority.

“Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated as of June 18, 2018, by and among the Company and the investors party thereto.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract, this Certificate of Designations or otherwise).

“Redemption Amount” shall have the meaning ascribed to it in Section 6(b)(1).

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company and the investors party thereto.

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“Reorganization Event” shall have the meaning ascribed to it in Section 9(a).

“Reorganization Event Date” shall have the meaning ascribed to it in Section 9(a).

“Ruling” shall mean, any ruling, verdict, decision, finding, judgment, order, determination, indictment or settlement in a matter before a Governmental Authority.

“SEC” shall mean the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act or Exchange Act.

“Secured Promissory Notes” shall have the meaning ascribed to it in Section 6(e).

“Securities Act” shall mean the U.S. Securities Act of 1933, and the rules and regulations of the SEC thereunder.

“Security Agreement” shall mean that certain Security Agreement, dated as of the date hereof, by and among the Company, as a grantor, the other grantors party thereto from time to time and Victory Park Management, LLC, as administrative agent for the secured parties, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the principal national securities exchange or market on which the Common Stock is listed or admitted to trading (including any over-the-counter market).

“Transaction Documents” shall mean the Purchase Agreement, the Certificate of Designations, the Registration Rights Agreement, the Voting Agreements, the Agreement Among Noteholders, the Secured Promissory Notes, and the Security Agreement.

“Voting Agreements” shall mean those certain Voting Agreements, dated as of June 18, 2018, by and among certain parties to the Securities Purchase Agreement and certain of the Company’s stockholders, directors and executive officers, in each case that own shares of common stock of the Company as of the date thereof.

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“Voting Stock” shall mean Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of Directors (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “Rimini Street Inc.” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for such purpose).

(b)       Rules of Construction. Unless the context otherwise requires: (i) a term has the meaning assigned to it herein; (ii) an accounting term not otherwise defined herein has the meaning accorded to it in accordance with generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; (iii) words in the singular include the plural, and in the plural include the singular; (iv) “or” is not exclusive; (v) “will” shall be interpreted to express a command; (vi) “including” means including without limitation; (vii) provisions apply to successive events and transactions; (viii) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designations; (ix) any reference to a day or number of days, unless expressly referred to as a Business Day or Trading Day, shall mean the respective calendar day or number of calendar days; (x) references to sections of or rules under the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules, and any term defined by reference to a section of or rule under the Exchange Act shall include Commission and judicial interpretations of such section or rule; (xi) references to sections of the Code shall be deemed to include any substitute, replacement or successor sections as well as the Treasury Regulations promulgated thereunder from time to time; (xii) headings are for convenience only; and (xiii) unless otherwise expressly provided in this Certificate of Designations, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.

Section 4         Dividends.

(a)       Participation with Dividends on Junior Stock. No dividend may be declared or paid on the Junior Stock during a Dividend Period unless a dividend is also declared and paid on the Series A Preferred Stock for such Dividend Period, in addition to any dividends otherwise payable on the Series A Preferred Stock as set forth in Section 4(b) below, in an amount equal to (A) the Per Share Amount as of the Record Date for such dividend (the “Dividend Record Date”) multiplied by (B) the amount per share distributed or to be distributed in respect of the Junior Stock in connection with such cash dividend.

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(b)       Dividends on Series A Preferred Stock. In addition to participation in dividends on Junior Stock as set forth in Section 4(a), holders of the Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock and with respect to each Dividend Period, (i) an amount payable in cash equal to the Cash Dividend Rate multiplied by the Liquidation Preference per share of Series A Preferred Stock (the “Cash Dividend”) and (ii) an amount payable in kind in additional shares of Series A Preferred Stock equal to the PIK Dividend Rate multiplied by the Liquidation Preference per share of Series A Preferred Stock (the “PIK Dividend”, and together with the Cash Dividend, the “Preferred Dividend”); provided that, on and after the date that is the July 19, 2023, the Preferred Dividend shall be solely payable in cash in an amount per annum equal to the Cash Dividend Rate plus the PIK Dividend Rate. If and to the extent that the Company does not pay the entire Preferred Dividend for a particular Dividend Period on the applicable Dividend Payment Date for such period, the amount of such Preferred Dividend shall be added to the Liquidation Preference in accordance with the definition thereof. Amounts payable at the PIK Dividend Rate and the Cash Dividend Rate shall begin to accrue and be cumulative from the Original Issue Date, whether or not the Company has funds legally available for such dividends or such dividends are declared, shall compound on each Dividend Payment Date and shall be payable in arrears on each Dividend Payment Date. Preferred Dividends that are payable on the Series A Preferred Stock on any Dividend Payment Date shall be payable to holders of record of the Series A Preferred Stock as they appear on the stock register of the Company on the Record Date for such dividend, which shall be the date fifteen (15) days prior to the applicable Dividend Payment Date. Such delivery shall be made, at the option of the applicable holder, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate holder on a book-entry basis or by mailing certificates evidencing the shares to the holders at their respective addresses as set forth in the conversion notice.

Dividends payable at each of the Cash Dividend Rate and the PIK Dividend Rate on the Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable at the Dividend Rate on the Series A Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over such 30-day month.

(c)       Payment of Dividends. Notwithstanding anything to the contrary in this Certificate of Designations, (i) dividends shall be paid only to the extent they are not prohibited under the General Corporation Law of the State of Delaware or any other applicable law, and (ii) cash dividends shall be paid only to the extent there are no provisions in any of the Debt Documents prohibiting the payment of cash dividends on the Series A Preferred Stock in such amount on the applicable Dividend Payment Date. With respect to the PIK Dividend, the number of shares of Series A Preferred Stock to be issued in payment of such PIK Dividend with respect to each outstanding share of Series A Preferred Stock shall be determined by dividing (A) the amount of the PIK Dividend by (B) the Liquidation Preference (excluding any amounts added to the initial Liquidation Preference pursuant to the proviso in the definition of Liquidation Preference and Section 4(b)) per share of Series A Preferred Stock. After taking into account the aggregate amount of any Preferred Dividend paid on all shares of Series A Preferred Stock for any Dividend Period to any holder, to the extent that any aggregate Preferred Dividend would result in the issuance of a fractional share of Series A Preferred Stock to such holder, then the amount of such fraction multiplied by the Liquidation Preference shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash amount shall be added to the Liquidation Preference in accordance with Section 4(b)).

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Section 5         Liquidation Rights.

(a)       Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of the Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Company, and after satisfaction of all liabilities and obligations to creditors of the Company, on par with each share of Parity Stock but before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount equal to the greater of (1) the sum of (a) the Liquidation Preference per share of the Series A Preferred Stock plus (b) an amount per share equal to accrued but unpaid Preferred Dividends not previously added to the Liquidation Preference from and including the immediately preceding Dividend Payment Date to but excluding the date fixed for such liquidation, dissolution or winding up of the Company and (2) the per share amount of all cash, securities and other property (such securities or other property having a value equal to its fair market value as reasonably determined by the Board of Directors) to be distributed in respect of the Common Stock such holder would have been entitled to receive had it converted such Series A Preferred Stock immediately prior to the date fixed for such liquidation, dissolution or winding up of the Company; provided that if any liquidation, dissolution or winding up of the affairs of the Company occurs prior to July 19, 2021, then holders of the Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock the greater of (A) (i) $406.50 (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) minus the aggregate amount of Preferred Dividends actually paid in accordance with Section 4 plus (ii) the Liquidation Preference per share of the Series A Preferred Stock and (B) the per share amount of all cash, securities and other property (such securities or other property having a value equal to its fair market value as reasonably determined by the Board of Directors) to be distributed in respect of the Common Stock such holder would have been entitled to receive had it converted a number of shares of Series A Preferred Stock equal to (i) 1.0938 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) plus (ii) a number of shares of Series A Preferred Stock (such number may be fractional) equal to (x) the aggregate amount of Cash Dividends that would have been paid from the date of such determination up to and including July 19, 2021 on such share of Series A Preferred Stock divided by (y) the Liquidation Preference, as of the date immediately prior to the date fixed for such liquidation, dissolution or winding up of the Company. To the extent such amount is paid in full to all holders of Series A Preferred Stock and all the holders of Parity Stock, the holders of Junior Stock of the Company shall be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences.

(b)       Partial Payment. If in connection with any distribution described in Section 5(a) above the assets of the Company or proceeds thereof are not sufficient to pay the Liquidation Preferences in full to all holders of Series A Preferred Stock and all holders of Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A Preferred Stock and the holders of all such other Parity Stock.

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(c)       Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Company with any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company, but instead shall be subject to the provisions of Section 9.

Section 6         Redemption.

(a)       Optional Redemption.

(1)       At any time, on one or more occasions, on or prior to July 19, 2021, all or any part of the outstanding Series A Preferred Stock may be redeemed in cash, at the option of the Company, but subject to the right of each holder to first convert the shares of Series A Preferred Stock that the Company proposes to redeem into shares of Common Stock, upon giving notice of redemption pursuant to Section 6(c), at a redemption price per share equal to the sum of (a) $406.50 (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) minus the aggregate amount of Preferred Dividends actually paid in accordance with Section 4 plus (b) the Liquidation Preference per share of the Series A Preferred Stock; provided that the Company (i) may not redeem in the aggregate more than $80,000,000 of Series A Preferred Stock pursuant to this Section 6(a)(1), and (ii) (a) may only fund such redemptions with proceeds received by the Company from (x) the issuance and sale of Common Stock or (y) any award resulting from the appeal of the judgment in Oracle USA, Inc., et al. v. Rimini Street, Inc., Case No. 2:10-cv-00106-LRH-PAL in the United States District Court for Nevada, or (b) may make such redemptions using cash from operations provided that the Company has a minimum of $75,000,000 U.S. cash after giving effect to such redemption.

(2)       All or any part of the outstanding Series A Preferred Stock may be redeemed in cash at any time after July 19, 2021, at the option of the Company but subject to the right of the holder to first convert the shares of Series A Preferred Stock that the Company proposes to redeem into shares of Common Stock, at a redemption price per share equal to the sum of (a) the Liquidation Preference per share plus (b) an amount per share equal to accrued but unpaid Preferred Dividends not previously added to the Liquidation Preference on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of redemption, upon a minimum of thirty (30) days’ prior written notice of redemption delivered pursuant to Section 6(c).

(3)       Any redemption pursuant to this Section 6 shall be pro rata based on the number of shares of Series A Preferred Stock held by such holders at the time of redemption.

(b)       Mandatory Redemption.

(1)       (a) If and to the extent any shares of Series A Preferred Stock are outstanding as of July 19, 2023 (the “Mandatory Redemption Date”), at the option of the holders of a majority of the shares of Series A Preferred Stock then outstanding, the Company shall redeem all then remaining outstanding shares of Series A Preferred Stock in cash, at a redemption price per share equal to the sum of (a) the Liquidation Preference per share plus (b) an amount per share equal to accrued but unpaid Preferred Dividends not previously added to the Liquidation Preference on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of redemption (the “Redemption Amount”), upon a minimum of one hundred twenty (120) days’ prior written notice of redemption delivered pursuant to Section 6(c).

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(2)       Notwithstanding the foregoing, in lieu of paying cash for the Redemption Amount, the Company may, at its option, convert a number of outstanding shares of Series A Preferred Stock into a number of shares of Common Stock for each share of Series A Preferred Stock so converted equal to the quotient of (i) the sum of (A) the Liquidation Preference per share of Series A Preferred Stock plus (B) an amount per share equal to accrued but unpaid Preferred Dividends not previously added to the Liquidation Preference on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the conversion date and (ii) the volume weighted average of the Closing Prices for the sixty (60) consecutive full Trading Days ending on the Trading Day before the Mandatory Redemption Date; provided that the Company may only effect the conversion described in this Section 6(b)(2) with respect to the shares of Series A Preferred Stock (x) if applied to all holders of shares of Series A Preferred Stock pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A Preferred Stock, and (y) into an aggregate amount of shares of Common Stock not to exceed the aggregate number of shares of Common Stock that have publicly traded during the sixty (60) consecutive full Trading Days ending on the Trading Day before the Mandatory Redemption Date or the applicable amount as determined in accordance with Section 7(c). Any shares of Series A Preferred Stock not converted as a result of the proviso set forth in the immediately preceding sentence shall then be redeemed in cash in accordance with Section 6(b)(1).

(3)       If the Redemption Amount is not paid pursuant to Section 6(b)(1) or Section 6(b)(2) on the Mandatory Redemption Date, then such Redemption Amount shall be satisfied pursuant to the terms of that certain Secured Promissory Note issued to each holder of Series A Preferred Stock, which notes shall have an aggregate principal amount equal to the unpaid Redemption Amount.

(4)       Additionally, if at any time, a Material Adverse Effect or a Material Litigation Effect has occurred in the reasonable determination of the holders of a majority of the shares of Series A Preferred Stock then outstanding (such date of written notice by such holders to the Company thereof, the “MAE Redemption Date”), then the amount that would be payable if all outstanding Series A Preferred Stock were immediately redeemed at a redemption price per share equal to the sum of (a) the Liquidation Preference per share plus (b) an amount per share equal to accrued but unpaid Preferred Dividends not previously added to the Liquidation Preference, in each case, on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the MAE Redemption Date (the “MAE Redemption Amount”) shall be satisfied pursuant to the terms of the Secured Promissory Note issued to each holder of Series A Preferred Stock, which notes shall have an aggregate principal amount equal to the MAE Redemption Amount.

(5)       For the avoidance of doubt, the occurrence of a Material Adverse Effect or a Material Litigation Effect shall only apply for purposes of this Section 6(b) and shall not constitute a breach or an event of default under this Certificate of Designations.

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(c)       Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock pursuant to Section 6(a) and Section 6(b) shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Company or to the Company, as applicable. Such mailing shall (i) in the case of Section 6(a), be made by the Company at least thirty (30) days and not more than seventy-five (75) days before the date fixed for redemption, and (ii) in the case of Section 6(b)(1), be made by the holders of a majority of the shares of Series A Preferred Stock then outstanding at least one hundred twenty (120) days before the date fixed for redemption. Any notice mailed as provided in this Section 6(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the redemption price; and (3) the place or places where certificates for such shares are to be surrendered for payment of the redemption price or instructions for surrendering such shares held in book-entry form.

(d)       Effectiveness of Redemption. If any notice of redemption has been duly given and if on or before the applicable redemption date (pursuant to Section 6(a) or Section 6(b), as applicable) all funds necessary for such redemption have been deposited by the Company, in trust for the pro rata benefit of the holders of the shares of Series A Preferred Stock called for such redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor with no conditions therefor, then, notwithstanding that any certificate for any share so called for such redemption has not been surrendered for cancellation (or, in the case of shares held in book-entry, a corresponding instruction has not been delivered by the holder to the transfer agent), on and after such redemption date dividends shall cease to accrue on all shares so called for such redemption, all shares so called for such redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of one year from such redemption date shall, to the extent permitted by law, be released to the Company, after which time, subject to applicable escheatment laws, the holders of the shares so called for such redemption shall look only to the Company for payment of the redemption price of such shares.

(e)       First Lien Secured Promissory Notes. Upon any redemption amounts in respect of the Series A Preferred Stock becoming obligations pursuant to the first lien secured promissory note (the “Secured Promissory Notes”) issued to each holder of Series A Preferred Stock pursuant to Section 6(b)(3) or Section 6(b)(4) (the “Notes Commencement Date”), notwithstanding that any certificate for any shares of Series A Preferred Stock has not been surrendered for cancellation (or, in the case of shares held in book-entry, a corresponding instruction has not been delivered by the holder to the transfer agent), on and after the Notes Commencement Date, dividends shall cease to accrue on all Series A Preferred Stock, all shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith upon the Notes Commencement Date cease and terminate, except only the right of each holders thereof to receive a Secured Promissory Note.

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Section 7         Conversion.

(a)       Conversion at the Option of the Holders. Subject to Section 7(c), each share of Series A Preferred Stock may be converted on any date, from time to time, at the option of the holder thereof, into the number of shares of Common Stock (the “Per Share Amount”) equal to the quotient of (i) the sum of (A) the Liquidation Preference per share of Series A Preferred Stock plus (B) an amount per share equal to accrued but unpaid Preferred Dividends not previously added to the Liquidation Preference on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the conversion date and (ii) $10.00 (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization); provided that if any such conversion occurs solely in connection with the exercise of the Company’s optional redemption right set forth in Section 6(a)(1), for purposes of the foregoing calculation, the aggregate number of shares that each share of Series A Preferred Stock that will deemed to be convertible is equal to (i) 1.0938 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) plus (ii) a number of shares of Series A Preferred Stock (such number may be fractional) equal to (x) the aggregate amount of Cash Dividends that would have been paid from the date of such determination up to and including July 19, 2021 on such share of Series A Preferred Stock divided by (y) the Liquidation Preference, as of the date immediately prior to the date fixed for such conversion. The right of conversion attaching to any shares of Series A Preferred Stock may be exercised by the holders thereof by delivering the shares to be converted to the office of the Company, accompanied by a duly signed and completed notice of conversion in form reasonably satisfactory to the Company. The conversion date shall be the date on which the shares of Series A Preferred Stock and the duly signed and completed notice of conversion are received by the Company. The Person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of such conversion date, and such Person or Persons shall cease to be a record holder of the Series A Preferred Stock on that date. As promptly as practicable on or after the conversion date (and in any event no later than three (3) Trading Days thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion, with any fractional shares (after aggregating all Series A Preferred Stock being converted on such date) paid in cash, calculated by multiplying such fraction by the volume weighted average of the Closing Prices for the thirty (30) Trading Days prior to the date of conversion. Such delivery shall be made, at the option of the applicable holder, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate holder on a book-entry basis or by mailing certificates evidencing the shares to the holders at their respective addresses as set forth in the conversion notice.

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(b)       Conversion at the Option of the Company. Upon the occurrence of a Company Conversion Trigger Date, each share of Series A Preferred Stock may be converted, if the Conversion Trigger Date is still in existence on the Company conversion date, at the option of the Company, into the number of shares of Common Stock equal to the quotient of (i) the sum of (A) the Liquidation Preference per share of Series A Preferred Stock plus (B) an amount per share equal to accrued but unpaid Preferred Dividends not previously added to the Liquidation Preference on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the conversion date and (ii) $10.00 (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization); provided that the Company may only effect the conversion described in this Section 7(b), (i) twice in any calendar year and (ii) with respect to the shares of Series A Preferred Stock into an aggregate amount of shares of Common Stock not to exceed the aggregate number of shares of Common Stock that have publicly traded during the sixty (60) consecutive full Trading Days ending on the Trading Day before a Company conversion date minus any shares of Common Stock previously issued under this Section 7(b) during such sixty (60) day period. No action shall be required by any holder thereof. The person or persons entitled to receive the shares of Common Stock issuable upon the conversion of Series A Preferred Stock pursuant to this Section 7(b) will be treated as the record holder(s) of such shares of Common Stock as of the Close of Business on such Company Conversion Trigger Date. Prior to the Close of Business on any such Company Conversion Trigger Date, the shares of Common Stock issuable upon mandatory conversion of the Series A Preferred Stock will not be deemed to be outstanding for any purpose and holders shall have no rights with respect to such shares of Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Series A Preferred Stock.

(c)       Notwithstanding anything to the contrary in this Certificate of Designations, as of any date of determination, the maximum aggregate number of shares of Common Stock into which all holders of shares of Series A Preferred Stock may convert all outstanding shares of Series A Preferred Stock owed to the holders of shares of Series A Preferred Stock shall be equal to (x) 28,500,000 (as adjusted for any splits, combinations, reclassifications or similar adjustments),  minus (y) the total number of shares into which any shares of converted Preferred Stock had been converted prior to such date of determination by all holders of shares of Series A Preferred Stock (as adjusted for any splits, combinations, reclassifications or similar adjustments).

(d)       Common Stock Reserved for Issuance. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be (i) duly authorized, validly issued and fully paid and nonassessable, (ii) shall rank pari passu with the other shares of Common Stock outstanding from time to time and (iii) shall be approved for listing on the principal national securities exchange or market on which the Common Stock is listed or admitted to trading (including any over-the-counter market).

(e)       Taxes. The Company shall pay 50%, and the holder of shares of Preferred Stock shall pay 50%, of any and all transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock of such holder. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

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Section 8         Voting Rights.

(a)       General. The holders of shares of Series A Preferred Stock shall be entitled to vote with the holders of shares of Common Stock on all matters submitted to a vote of shareholders of the Company, except as otherwise provided herein or by applicable law. Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock held of record by such holder could then be converted pursuant to Section 7(a) at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is first executed. The holders of shares of Series A Preferred Stock shall be entitled to notice of any meeting of shareholders of the Company in accordance with the Bylaws.

(b)       Class Voting Rights as to Particular Matters. For so long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Certificate of Incorporation and subject to Section 8(c), the affirmative vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding and entitled to vote thereon, with respect to clauses (1) and (2) below, and 100% of the shares of Series A Preferred Stock then outstanding and entitled to vote thereon, with respect to clauses (3) and (4) below, in each case, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting any of such actions described in clauses (1), (2), (3) and (4), as applicable, below:

(1)        Dividends, Repurchase and Redemption.

(A)       The declaration or payment of any principal, dividend or distribution on Common Stock, other Junior Stock or Parity Stock if, at the time of such declaration, payment or distribution, Cash Dividends and/or PIK Dividends on the Series A Preferred Stock have not been paid in full in cash, or in the case of the PIK Dividends, fully satisfied with the Series A Preferred Stock; or

(B)       the purchase, redemption or other acquisition for consideration by the Company, directly or indirectly, of any Common Stock, other Junior Stock or Parity Stock (except as necessary to effect (1) a reclassification of Junior Stock for or into other Junior Stock, (2) a reclassification of Parity Stock for or into other Parity Stock with the same or lesser aggregate liquidation preference, (3) a reclassification of Parity Stock into Junior Stock, (4) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (5) the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock with the same or lesser per share liquidation amount, (6) the exchange or conversion of one share of Parity Stock into Junior Stock) or (7) effect the repurchase or redemption of Common Stock held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) upon their death, disability, resignation, retirement, severance or termination of employment or service with the Company.

(2)       Amendment of Series A Preferred Stock. Subject to Section 15, any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Certificate of Designations so as to adversely affect the relative rights, preferences, terms, privileges or voting power of the Series A Preferred Stock.

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(3)       Authorizations, Issuances and Reclassifications. The authorization or creation of, issuance of, or reclassification into, Parity Stock (including additional shares of the Series A Preferred Stock) or Capital Stock that would rank senior to the Series A Preferred Stock.

(4)       Amendments. Subject to Section 15, any amendment of Articles 4, 5, 6, 7, 8 and 9 of this Certificate of Designations (or any amendment of the defined terms used therein).

(c)       Changes after Provision for Redemption. No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Section 8(b) if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 6 above, including pursuant to any redemption of all outstanding shares of Series A Preferred Stock for which holders of a majority of the shares of Series A Preferred Stock have provided consent thereto.

Section 9         Reorganization Events.

(a)       In the event of:

(1)       any consolidation or merger of the Company with or into another Person or of another Person with or into the Company; or

(2)       any sale, transfer, lease or conveyance to another Person of the property of the Company as an entirety or substantially as an entirety; or

(3)       any statutory share exchange of the Company with another Person (other than in connection with a merger or acquisition),

in each case in which holders of Common Stock would be entitled to receive cash, securities or other property for their shares of Common Stock (any such event specified in this Section 9(a), a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall (subject to conversion rights pursuant to Section 7), without the consent of the holder thereof, be exchanged for whichever of the following has the greatest value (as determined by the Board of Directors in its reasonable discretion): (A) an amount in cash equal to the sum of (1) the Liquidation Preference per share of the Series A Preferred Stock plus (2) an amount per share equal to accrued but unpaid Preferred Dividends not previously added to the Liquidation Preference from and including the immediately preceding Dividend Payment Date to but excluding the date on which such Reorganization Event occurs (the “Reorganization Event Date”); (B) an amount equal to the product of (I) the Per Share Amount as of the Reorganization Event Date multiplied by (II) the amount of cash, securities or other property (such securities or other property having a value equal to its fair market value as reasonably determined by the Board of Directors) distributed or to be distributed in respect of the Common Stock in connection with such Reorganization Event to a holder of Common Stock that was not the counterparty to the Reorganization Event or an Affiliate of such counterparty (such cash, securities and other property, the “Exchange Property”); and (C) to the extent the Reorganization Event constitutes or would constitute a Fundamental Change, an amount in cash equal to the product of (x) 105% multiplied by (y) the sum of (1) the Liquidation Preference per share of the Series A Preferred Stock plus (2) an amount per share equal to accrued but unpaid Preferred Dividends not previously added to the Liquidation Preference from and including the immediately preceding Dividend Payment Date to, but excluding, the Reorganization Event Date; provided that if any Reorganization Event occurs prior to July 19, 2021, then holders of the Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock the greatest of (A) (i) $406.50 (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) minus the aggregate amount of Preferred Dividends actually paid in accordance with Section 4 plus (ii) the Liquidation Preference per share of the Series A Preferred Stock, (B) the per share amount of all cash, securities and other property (such securities or other property having a value equal to its fair market value as reasonably determined by the Board of Directors) to be distributed in respect of the Common Stock such holder would have been entitled to receive had it converted a number of shares of Series A Preferred Stock equal to (i) 1.0938 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) plus (ii) a number of shares of Series A Preferred Stock (such number may be fractional) equal to (x) the aggregate amount of Cash Dividends that would have been paid from the date of such determination up to and including July 19, 2021 on such share of Series A Preferred Stock divided by (y) the Liquidation Preference, as of the date immediately prior to the date fixed for such Reorganization Event, and (C) to the extent the Reorganization Event constitutes or would constitute a Fundamental Change, an amount in cash equal to the product of (x) 105% multiplied by (y) the sum of (1) the Liquidation Preference per share of the Series A Preferred Stock plus (2) an amount per share equal to accrued but unpaid Preferred Dividends not previously added to the Liquidation Preference from and including the immediately preceding Dividend Payment Date to, but excluding, July 19, 2021.

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(b)       In the event that the holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in a transaction contemplated by Section 9(a), the “Exchange Property” that holders of the Series A Preferred Stock shall be entitled to receive shall be determined by the holders of a majority of the outstanding shares of Series A Preferred Stock.

(c)       The above provisions of this Section 9 shall similarly apply to successive Reorganization Events.

(d)       Notwithstanding anything to the contrary, Section 9(a) shall not apply in the case of, and a Reorganization Event shall not be deemed to be, a merger, consolidation, reorganization or statutory share exchange (x) among the Company and its direct and indirect Subsidiaries or (y) between the Company and any Person for the primary purpose of changing the domicile of the Company (a “Internal Reorganization Event”). Without limiting the rights or the holders of the Series A Preferred Stock set forth in Section 8(b)(2), the Company shall not effectuate an Internal Reorganization Event unless the Series A Preferred Stock shall be outstanding as a class of preferred stock of the surviving company having the same rights, terms, preferences, liquidation preference and accrued and unpaid dividends as the Series A Preferred Stock in effect immediately prior to such Internal Reorganization Event, as adjusted for such Internal Reorganization Event pursuant to this Certificate of Designations after giving effect to any such Internal Reorganization Event. The Company (or any successor) shall, within twenty (20) days of the occurrence of any Internal Reorganization Event, provide written notice to the holders of the Series A Preferred Stock of the occurrence of such event. Failure to deliver such notice shall not affect the operation of this Section 9(d) or the validity of any Internal Reorganization Event.

Section 10       Record Holders. To the fullest extent permitted by applicable law, the Company may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

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Section 11       Non-circumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations or the other Transaction Documents, the Company (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any shares of Series A Preferred Stock above the Liquidation Preference then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of shares of Series A Preferred Stock. Notwithstanding anything herein to the contrary, if each holder is not permitted to convert such holder’s shares of Series A Preferred Stock in full for any reason, the Company shall use commercially reasonable efforts to promptly remedy such failure, including, without limitation, obtaining such consents or approvals as necessary to effect such conversion into shares of Common Stock.

Section 12       Notices.

(a)       General. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law or regulation.

(b)       Notice of Certain Events. The Company shall, to the extent not included in the Exchange Act reports of the Company, provide reasonable written notice to each holder of the Series A Preferred Stock of any event that has resulted in a Fundamental Change.

Section 13      Replacement Certificates. The Company shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Company of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

Section 14       Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, in the Purchase Agreement or in the Certificate of Incorporation or as provided by applicable law and regulation.

Section 15      Amendments. No amendment of this Certificate of Designations shall be permitted that negatively impacts any holder of Series A Preferred Stock or group of holders of Series A Preferred Stock in a material and disproportionate manner relative to the impact to other holders or group of holders of Series A Preferred Stock without the consent of the holders of a majority of the Series A Preferred Stock that are held by such holder or group of holders of Series A Preferred Stock so affected, as applicable, and no amendment to this Certificate of Designations that provides more favorable terms to a holder of Series A Preferred Stock shall be permitted unless such amendment applies to all holders of Series A Preferred Stock in the same manner or all such other holders of Series A Preferred Stock consent to such terms.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed and acknowledged by its undersigned duly authorized officer this 19th of July, 2018.

RIMINI STREET, INC.

By:	/s/ Seth A. Ravin
Name: Seth A. Ravin
Its: Chief Executive Officer

SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS